Exhibit 99.2

Contact information

Maureen O’Connell (media)	Brian Siegel (investors)
PalmSource, Inc.	PalmSource, Inc.
408.400.1542	408.400.1942
maureen.oconnell@palmsource.com	investor.relations@palmsource.com

PalmSource Announces Leadership Transition

SUNNYVALE, California, May 23, 2005—PalmSource, Inc. (NASDAQ: PSRC), today announced that David Nagel stepped down as president, chief executive officer and director of PalmSource, effective May 22, 2005, and Patrick McVeigh, currently senior vice president, worldwide licensing for PalmSource, has been named interim CEO. The board of directors has initiated a search for a permanent successor. Nagel will remain at PalmSource in an advisory role through mid-July 2005.

“I want to thank Dave for playing an instrumental role in helping position PalmSource to be a major player in the worldwide mobile software market,” said Jean-Louis Gassée, chairman of the PalmSource board of directors. “We appreciate that Dave is staying on to ensure a smooth transition and wish him the best in his future ventures.”

Nagel, 60, previously served as a member of the board of directors of Palm, Inc. and was named CEO and elected to the board of directors of PalmSource in December 2001. PalmSource was spun off from Palm, Inc. in October 2003, and subsequently completed a public offering in April 2004 and completed the acquisition of China MobileSoft Technologies Ltd., in January 2005.

McVeigh, 53, joined PalmSource in February 2005 as senior vice president of worldwide licensing. McVeigh brings more than 20 years experience in the high technology and consumer electronics industry to PalmSource. He is the former chief executive officer of Aliph Corporation, a developer of next-generation audio and speech technologies for mobile communications devices. Prior to Aliph, he was chairman and CEO of Omnisky Corporation until selling the business to Earthlink. McVeigh was also with the former Palm, Inc. where he was responsible for worldwide sales of all Palm products as well as international marketing and operations. Before joining Palm, McVeigh spent over 10 years with Apple Computer in a variety of sales and marketing positions.

PalmSource Announces Leadership Transition | Page 2 of 2

About PalmSource

PalmSource, Inc., the company behind Palm OS®, a leading operating system powering smart mobile devices, is a leading developer of software for mobile phones and other mobile devices. Its products include a wide range of software for mobile phones at all price points. More than 39 million mobile phones, handhelds, and other mobile devices run PalmSource software. More than 45 companies worldwide have licenses to PalmSource software, including Fossil, Garmin, GSPDA, Kyocera, Lenovo, palmOne, Samsung, Sony, and Symbol Technologies. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered Economy. More information about PalmSource is available at www.palmsource.com, www.palmsource.co.uk, www.palmsource.fr, www.palmsource.de, www.palmsource.com/es and www.palmsource.com.cn.

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Copyright © 2005, PalmSource, Inc. PalmSource, Palm OS, Palm Powered, and certain other trademarks and logos appearing on this press release are trademarks or registered trademarks of PalmSource, Inc. or its affiliate in the United States, France, Germany, Japan, the United Kingdom, and other countries. These marks may not be used in connection with any product or service that does not belong to PalmSource, Inc. (except as expressly permitted by a license with PalmSource, Inc.), in any manner that is likely to cause confusion among customers, or in any manner that disparages or discredits PalmSource, Inc., its licensor, its subsidiaries or affiliates. All other brands and trademarks used herein are or may be trademarks of, and are used to identify other products or services of, their respective owners. All rights reserved.